SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                               PHARMACYCLICS, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   716933 10 6
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Pamela K. Hagenah
                            Integral Capital Partners
                               2750 Sand Hill Road
                          Menlo Park, California 94025
                                 (415) 233-0360
- --------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 21, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 30 Pages
                       Exhibit Index Contained on Page 24


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 2 of  30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management, L.P. ("ICM")
                     94-3148666
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]

- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       100,000 shares, of which 91,230 shares are directly owned by
                SHARES                                     Integral Capital Partners, L.P. ("ICP") and 8,770 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International C.V.
            OWNED BY EACH                                  ("ICPI"). ICM is the general partner of ICP and the investment
              REPORTING                                    general partner of ICPI.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           100,000 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                100,000 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                          [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                                1.17%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 3 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")
                     94-3195370
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]

- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       294,033 shares, of which 190,861 shares and warrants to purchase
                SHARES                                     22,313 shares are directly owned by Integral Capital Partners II,
             BENEFICIALLY                                  L.P. ("ICP2") and 72,395 shares and warrants to purchase 8,464
            OWNED BY EACH                                  shares are directly owned by Integral Capital Partners
              REPORTING                                    International II C.V. ("ICPI2"). ICM2 is the general partner of
                PERSON                                     ICP2 and the investment general partner of ICPI2.
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           294,033 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               294,033 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               3.44%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 4 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
                     94-3239712
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       200,000 shares of which 161,710 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 38,290 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3").  ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           200,000 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               200,000 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               2.34%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 5 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners, L.P. ("ICP")
                     94-3148668
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       91,230 shares are directly owned by ICP.  Integral Capital
                SHARES                                     Management, L.P. is the general partner of ICP.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           91,230 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                91,230 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               1.07%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 6 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International C.V. ("ICPI")

- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Netherlands Antilles (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       8,770 shares are directly owned by ICPI.  Integral Capital
                SHARES                                     Management, L.P. is the investment general partner of ICPI.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           8,770 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                 8,770 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.10%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 7 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")
                     94-3195372
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       213,174 shares, which includes warrants to purchase 22,313
                SHARES                                     shares, are directly owned by ICP2.  Integral Capital Management
             BENEFICIALLY                                  II, L.P. is the general partner of ICP2.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           213,174 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               213,174 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               2.49%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 8 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")

- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     Netherlands Antilles (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       80,859 shares, which includes warrants to purchase 8,464 shares,
                SHARES                                     are directly owned by ICPI2.  Integral Capital Management II,
             BENEFICIALLY                                  L.P. is the investment general partner of ICPI2.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           80,859 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                80,859 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.94%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 9 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
                     94-3239713
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     Delaware (limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       161,710 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           161,710 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               161,710 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               1.89%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 10 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     Cayman Islands (exempted limited partnership)
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       38,290 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           38,290 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                38,290 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               0.45%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      PN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 11 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Roger B. McNamee
                     ###-##-####
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            ------------------------------------------------------------------------------------------------------------------
                     United States citizen
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       594,034 shares, of which 91,230 shares are directly owned by ICP,
                SHARES                                     190,861 shares and warrants to purchase 22,313 shares are
             BENEFICIALLY                                  directly  owned by ICP2,  8,770  shares are  directly owned by ICPI,
            OWNED BY EACH                                  72,395 shares and warrants to purchase 8,464 shares are directly
              REPORTING                                    owned by ICPI2, 161,710 shares are directly owned by ICP3 and
                PERSON                                     38,290 shares are directly owned by ICPI3.  ICM is the general
                 WITH                                      partner of ICP and the investment general partner of ICPI. ICM2 is the general partner of ICP2 and the investment general partner of ICPI2.  ICM3 is the general partner of ICP3 and the investment general partner of ICPI3.  Mr. McNamee is a general partner of
                                                           ICM, ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           594,034 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               594,034 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               6.94%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
- ----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 12 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     John A. Powell
                     ###-##-####
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       594,034 shares, of which 91,230 shares are directly owned by ICP,
                SHARES                                     190,861 shares and warrants to purchase 22,313 shares are
             BENEFICIALLY                                  directly  owned by ICP2,  8,770  shares are  directly owned by ICPI,
            OWNED BY EACH                                  72,395 shares and warrants to purchase 8,464 shares are directly
              REPORTING                                    owned by ICPI2, 161,710 shares are directly owned by ICP3 and
                PERSON                                     38,290 shares are directly owned by ICPI3.  ICM is the general
                 WITH                                      partner of ICP and the investment general partner of ICPI. ICM2 is the general partner of ICP2 and the investment general partner of ICPI2.  ICM3 is the general partner of ICP3 and the investment general partner of ICPI3.  Mr. Powell is a general partner of
                                                           ICM, ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           594,034 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               594,034 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               6.94%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
- ----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

- -----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  716933 10 6                                           13D        Page 13 of 30 Pages
- -----------------------------------------------------------                 --------------------------------------------------

- ----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Pamela K. Hagenah
                     ###-##-####
- ----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [  ]          (b ) [X]
- ----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
- ----------- ------------------------------------------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*                                                                                               WC
- ----------- ------------------------------------------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            -----------------------------------------------------------------------------------------------------------------
                     United States citizen
- ----------- ------------------------------------------------------------------------------------------------------------------
                                           7      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     8      SHARED VOTING POWER
                  OF                                       494,034 shares, of which 190,861 shares and warrants to purchase
                SHARES                                     22,313 shares are directly owned by ICP2, 72,395 shares and
             BENEFICIALLY                                  warrants to purchase  8,464 shares are directly owned by ICPI2,
            OWNED BY EACH                                  161,710  shares are directly  owned by ICP3 and 38,290 shares are
              REPORTING                                    directly owned by ICPI3.  ICM2 is the general partner of ICP2 and
                PERSON                                     the investment general partner of ICPI2.  ICM3 is the general
                 WITH                                      partner of ICP3 and the investment general partner of ICPI3.  Ms.
                                                           Hagenah is a general partner of ICM2 and ICM3.
                                        --------- ----------------------------------------------------------------------------
                                           9      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           10     SHARED DISPOSITIVE POWER
                                                           494,034 shares (see response to Item 8)
- ----------- ------------------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               494,034 shares
- ----------- ------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*                                         [  ]
- ----------- ------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                                                               5.77%
- ----------- ------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*                                                                                      IN
- ----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This statement constitutes Amendment No. 1 to the statement on Schedule 13D of Pharmacyclics, Inc. (the "Issuer") filed on April 5, 1996 (the "Schedule 13D") by and on behalf of Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3") and the general partners of ICM, ICM2 and ICM3. The principal business address of ICM, ICM2 and ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses, occupations and citizenships of all the general partners of ICM, ICM2 and ICM3 are set forth on Exhibit B hereto. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13D.

         Only those items amended are reported herein.

ITEM 2.  IDENTITY AND BACKGROUND

         Item 2 of the Schedule 13D is hereby amended and restated in full as follows:

         ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"). ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). With respect to ICM, ICM2, ICM3 and the general partners of ICM, ICM2 and ICM3, this statement relates only to ICM's, ICM2's and ICM3's indirect, beneficial ownership of shares of Common Stock of Pharmacyclics, Inc. (the "Shares"). The Shares have been purchased by ICP, ICPI, ICP2, ICPI2, ICP3 and ICPI3, and none of ICM, ICM2, ICM3 or the general partners of ICM, ICM2 and ICM3 directly or otherwise hold any Shares. Management of the business affairs of ICM, ICM2 and ICM3, including decisions respecting disposition and/or voting of the Shares, resides in the general partners of ICM, ICM2 and ICM3 listed on Exhibit B hereto.

         To the best of ICM's, ICM2's and ICM3's knowledge, none of the persons listed on Exhibit B hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Item 3 of Schedule 13D is hereby amended and restated in full as follows:

         The aggregate amount of consideration required by ICP, ICPI, ICP2, ICPI2, ICP3 and ICPI3 to purchase the 594,034 shares to which this statement relates was approximately $5,859,750. The consideration was obtained from the working capital of ICP, ICPI, ICP2, ICPI2, ICP3 and ICPI3.

ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 of the Schedule 13D is hereby amended and restated in full as follows:

         The purchases of the Shares by ICP, ICPI, ICP2, ICPI2, ICP3 and ICPI3 were made pursuant to (i) private purchases from the Issuer prior to the Issuer's initial public offering (the "IPO"), and (ii) a series of open market purchases subsequent to the IPO. The purchases of the Shares were not made for the purpose of acquiring control of the Issuer. From time to time, ICM may, in the ordinary course of its role as general partner of ICP and the investment general partner of ICPI, direct ICP and/or ICPI to purchase additional Shares or sell all or a portion of the Shares now held by ICP or ICPI, and ICM2 may, in the ordinary course of its role as general partner of ICP2 and the investment general partner of ICPI2, direct ICP2 and/or ICPI2 to purchase additional shares or sell all or a portion of the Shares now held by ICP2 or ICPI2, and ICM3 may, in the ordinary course of its role as general partner of ICP3 and the investment general partner of ICPI3, direct ICP3 and/or ICPI3 to purchase additional shares or sell all or a portion of the Shares now held by ICP3 or ICPI3.

         Except as set forth above, none of ICM, ICM2, ICM3 nor the persons listed on Exhibit B hereto has any current plans or proposals that relate to or would result in the occurrence of any of the actions or events enumerated in clause (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Schedule 13D is hereby amended and restated in full as follows:

     A.  Integral Capital Management, L.P. ("ICM")

         (a) Amount Beneficially Owned:  100,000
             Percent of Class:  1.17%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  100,000
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  100,000

         (c) To the best knowledge of ICM, none of ICP, ICPI, ICM, nor any of the persons listed as general partners of ICM on Exhibit B hereto has directly effected any transactions in the Shares during the 60 days prior to August 21, 1996, other than the transactions described in Item 5C(c) below.

         (d) ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICPI"). Roger B. McNamee and John A. Powell are the general partners of ICM and therefore have the power to direct the affairs of ICM, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP, ICPI and ICM, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Pharmacyclics, Inc. owned, directly or indirectly, by each such entity.

         (e) Not applicable.

     B.  Integral Capital Management II, L.P. ("ICM2")

         (a) Amount Beneficially Owned:  294,033
             Percent of Class:  3.44%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  294,033
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  294,033

         (c) To the best knowledge of ICM2, none of ICP2, ICPI2, ICM2, nor any of the persons listed as general partners of ICM2 on Exhibit B hereto has directly effected any transactions in the Shares during the 60 days prior to August 21, 1996, other than the transactions described in Item 5C(c) below.

         (d) ICM2 is the general partner of ICP2 and the investment general partner of ICPI2. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM2 and therefore have the power to direct the affairs of ICM2, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP2, ICPI2 and ICM2, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Pharmacyclics owned, directly or indirectly, by each such entity.

         (e) Not applicable.

     C.  Integral Capital Management III, L.P. ("ICM3")

         (a) Amount Beneficially Owned:  200,000
             Percent of Class:  2.34%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  200,000
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  200,000

         (c) To the best knowledge of ICM3, the only transactions in the Shares effected during the 60 days prior to August 21, 1996 by Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"), ICM3, or any of the persons listed as general partners of ICM3 on Exhibit B hereto occurred on August 21, 1996, when ICP3 and ICPI3 made open market purchases of 111,710 and 38,290 shares of the Issuer's Common Stock, respectively, for a consideration per share of $11.125.

         (d) ICM3 is the general partner of ICP3 and the investment general partner of ICPI3. Roger B. McNamee, John A. Powell and Pamela K. Hagenah are the general partners of ICM3 and therefore have the power to direct the affairs of ICM3, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of ICP3, ICPI3 and ICM3, the general and limited partners of such entities may receive dividends from, or the proceeds from the sale of Shares of Common Stock of Pharmacyclics, Inc. owned, directly or indirectly, by each such entity.

         (e) Not applicable.

     D.  Roger B. McNamee

         (a) Amount Beneficially Owned:  594,034
             Percent of Class:  6.94%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote: 594,034
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  594,034

         (c) Please see Items 5A(c), 5B(c) and 5C(c) above.

         (d) Please see Items 5A(d), 5B(d) and 5C(d) above.

         (e) Not applicable.

     E.  John A. Powell

         (a) Amount Beneficially Owned:  594,034
             Percent of Class:  6.94%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  594,034
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  594,034

         (c) Please see Items 5A(c), 5B(c) and 5C(c) above.

         (d) Please see Items 5A(d), 5B(d) and 5C(d) above.

         (e) Not applicable.

     F.  Pamela K. Hagenah

         (a) Amount Beneficially Owned:  494,034
             Percent of Class:  5.77%

         (b) Number of shares as to which such person has:
             1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  494,034
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  494,034

         (c) Please see Item 5B(c) and 5C(c) above.

         (d) Please see Item 5B(d) and 5C(d) above.

         (e) Not applicable.

     G.  Integral Capital Partners, L.P.

         (a) Aggregate number of Shares owned:  91,230
             Percentage:  1.07%

         (b) 1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  91,230
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  91,230

         (c) See Item 5A(c) above.

         (d) See Item 5A(d) above.

         (e) Not applicable.

     H.  Integral Capital Partners International C.V.

         (a) Aggregate number of Shares owned:  8,770
             Percentage:  0.10%

         (b) 1.   Sole power to vote or to direct vote:  -0-
             2.   Shared power to vote or to direct vote:  8,770
             3.   Sole power to dispose or to direct the disposition:  -0-
             4.   Shared power to dispose or to direct the disposition:  8,770

         (c) See Item 5A(c) above.

         (d) See Item 5A(d) above.

         (e) Not applicable.

     I.  Integral Capital Partners II, L.P.

         (a)  Aggregate number of Shares owned:  213,174
              Percentage:  2.49%

         (b)  1.   Sole power to vote or to direct vote:  -0-
              2.   Shared power to vote or to direct vote:  213,174
              3.   Sole power to dispose or to direct the disposition:  -0-
              4.   Shared power to dispose or to direct the disposition: 213,174

         (c)  See item 5B(c) above.

         (d)  See Item 5B(d) above.

         (e)  Not applicable.

     J.  Integral Capital Partners International II C.V.

         (a)  Aggregate number of Shares owned:  80,859
              Percentage:  0.94%

         (b)  1.  Sole power to vote or to direct vote:  -0-
              2.  Shared power to vote or to direct vote:  80,859
              3.  Sole power to dispose or to direct the disposition:  -0-
              4.  Shared power to dispose or to direct the disposition:  80,859

         (c)  See Item 5B(c) above.

         (d)  See Item 5B(d) above.

         (e)  Not applicable.

     K.  Integral Capital Partners III, L.P.

         (a)  Aggregate number of Shares owned:  161,710
              Percentage: 1.89%

         (b)  1.  Sole power to vote or to direct vote: -0-
              2.  Shared power to vote or to direct vote:  161,710
              3.  Sole power to dispose or to direct the disposition: -0-
              4.  Shared power to dispose or to direct the disposition:  161,710

         (c)  See Item 5C(c) above.

         (d)  See Item 5C(d) above.

         (e)  Not applicable.

     L.  Integral Capital Partners International III, L.P.

         (a)  Aggregate number of Shares owned:  38,290
              Percentage:  0.45%

         (b)  1.   Sole power to vote or to direct vote: -0-
              2.   Shared power to vote or to direct vote:  38,290
              3.   Sole power to dispose or to direct the disposition: -0-
              4.   Shared power to dispose or to direct the disposition:  38,290

         (c) See Item 5C(c) above.

         (d) See Item 5C(d) above.

         (e) Not applicable.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR
         RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 is hereby amended and restated in full as follows:

         Except as set forth herein, there are no contracts, arrangements, understandings or relationships among ICM, ICM2 or ICM3 and any of the persons named in Item 2 or between ICM, ICM2 or ICM3 and any other person with respect to the Shares of the Issuer or the persons named in Item 2 and any other person with respect to the Shares of the Issuer.


ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

         Exhibit A: Agreement of Joint Filing

         Exhibit B: List of General  Partners  of Integral  Capital  Management,
                    L.P., Integral Capital Management II, L.P. and Integral Capital Management III, L.P.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 23, 1996

                        INTEGRAL CAPITAL MANAGEMENT, L.P.


                        By        /s/ John A. Powell
                           -----------------------------------
                                 John A. Powell
                                 a General Partner


                        INTEGRAL CAPITAL MANAGEMENT II, L.P.


                        By:      /s/ Pamela K. Hagenah
                           -----------------------------------
                                 Pamela K. Hagenah
                                 a General Partner


                        INTEGRAL CAPITAL MANAGEMENT III, L.P.


                        By:      /s/ Pamela K. Hagenah
                           -----------------------------------
                                 Pamela K. Hagenah
                                 a General Partner

                        ROGER B. McNAMEE
                        JOHN A. POWELL


                        By:      /s/ Pamela K. Hagenah
                            -----------------------------------
                                 Pamela K. Hagenah
                                 Attorney-in-Fact



                        /s/ Pamela K. Hagenah
                        ---------------------------------------
                        Pamela K. Hagenah

                        INTEGRAL CAPITAL PARTNERS, L.P.

                        By Integral Capital Management, L.P.,
                        its General Partner


                        By:        /s/ John A. Powell
                           ---------------------------------------
                                   John A. Powell
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS II, L.P.

                        By Integral Capital Management II, L.P., its General Partner


                        By:        /s/ Pamela K. Hagenah
                           ---------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS III, L.P.

                        By Integral Capital Management III, L.P.
                        its General Partner


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                        By Integral Capital Management, L.P.,
                        its Investment General Partner


                        By:        /s/ John A. Powell
                           ---------------------------------------
                                   John A. Powell
                                   a General Partner

                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                        By Integral Capital Management II, L.P., its Investment General Partner


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                        III, L.P.

                        By Integral Capital Management III, L.P., its Investment General Partner


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                                  EXHIBIT INDEX


                                                                  Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
- -------                                                           -------------

Exhibit A:        Agreement of Joint Filing                            25

Exhibit B:        List of General Partners of Integral Capital         28
                  Management, L.P., Integral Capital
                  Management II, L.P. and Integral Capital
                  Management III, L.P.

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated August 23, 1996, containing the information required by Schedule 13D, for the 594,034 Shares of the Common Stock of Pharmacyclics, Inc., held by Integral Capital Partners, L.P., a Delaware limited partnership, Integral Capital Partners International C.V., a Netherlands Antilles limited partnership, Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, and Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership.

Date:  August 23,  1996

                        INTEGRAL CAPITAL MANAGEMENT, L.P.


                        By:       /s/ John A. Powell
                           ---------------------------------------
                                  John A. Powell
                                  a General Partner


                        INTEGRAL CAPITAL MANAGEMENT II, L.P.


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                        INTEGRAL CAPITAL MANAGEMENT III, L.P.


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                        ROGER B. McNAMEE
                        JOHN A. POWELL


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  Attorney-in-Fact



                         /s/ Pamela K. Hagenah
                         -----------------------------------------
                         Pamela K. Hagenah

                        INTEGRAL CAPITAL PARTNERS, L.P.

                        By Integral Capital Management, L.P.,
                        its General Partner


                        By:        /s/ John A. Powell
                           ---------------------------------------
                                   John A. Powell
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                        By Integral Capital Management, L.P., its Investment General Partner


                        By:        /s/ John A. Powell
                           ---------------------------------------
                                   John A. Powell
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS II, L.P.

                        By Integral Capital Management II, L.P., its General Partner


                        By:       /s/ Pamela K.Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                        By Integral Capital Management II, L.P., its Investment General Partner


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                        INTEGRAL CAPITAL PARTNERS III, L.P.

                        By Integral Capital Management III, L.P., its General Partner


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                        III, L.P.

                        By Integral Capital Management III, L.P., its Investment General Partners


                        By:       /s/ Pamela K. Hagenah
                           ---------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


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                                                                   Page 28 of 30

                                    EXHIBIT B

                               General Partners of
                        Integral Capital Management, L.P.

         Set forth below, with respect to each general partner of Integral Capital Management, L.P., is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen


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                                                                   Page 29 of 30


                               General Partners of
                      Integral Capital Management II, L.P.

         Set forth below, with respect to each general partner of Integral Capital Management II, L.P., is the following: (a) name; (b) business address;
(c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and  Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen

                               General Partners of
                      Integral Capital Management III, L.P.

         Set forth below, with respect to each general partner of Integral Capital Management III, L.P., is the following: (a) name; (b) business address;
(c) principal occupation; and (d) citizenship.

1.       (a)      Roger B. McNamee
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and  Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

2.       (a)      John A. Powell
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management, L.P., Integral
                  Capital Management II, L.P. and Integral Capital Management
                  III, L.P.
         (d)      United States Citizen

3.       (a)      Pamela K. Hagenah
         (b)      c/o Integral Capital Partners
                  2750 Sand Hill Road,
                  Menlo Park, CA  94025
         (c)      General Partner of Integral Capital Management II, L.P. and
                  Integral Capital Management III, L.P.
         (d)      United States Citizen